UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. ___)


                              CapStar Hotel Company
    ------------------------------------------------------------------------
                                (Name of Issuer)


                             Common, $0.01 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   140918 10 3
                ------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 1 of 14 Pages

CUSIP NO.   140918 10 3               13G                 PAGE 2 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Capstar Executive Investors I, L.L.C.

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

      NUMBER OF         5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY             451,743
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
               6       SHARED VOTING POWER


               7       SOLE DISPOSITIVE POWER

                       451,743

               8       SHARED DISPOSITIVE POWER



   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        451,743


  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.5%

  12    TYPE OF REPORTING PERSON*

              OO

CUSIP NO.   140918 10 3               13G                 PAGE 3 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              CapStar Executive Investors II, L.L.C.

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

      NUMBER OF         5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY             10,986
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
               6       SHARED VOTING POWER


               7       SOLE DISPOSITIVE POWER

                      10,986

               8       SHARED DISPOSITIVE POWER



   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        10,986


  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.01%

  12    TYPE OF REPORTING PERSON*

              OO

CUSIP NO.   140918 10 3               13G                 PAGE 4 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              New CapStar Group I, L.L.C.

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

   3    SEC USE ONLY

        CITIZENSHIP OR PLACE OF ORGANIZATION
   4
        Delaware

      NUMBER OF         5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY              167,763
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
               6       SHARED VOTING POWER


               7       SOLE DISPOSITIVE POWER

                       167,763

               8       SHARED DISPOSITIVE POWER


   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         167,763


  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         1.3%

  12    TYPE OF REPORTING PERSON*

              OO

CUSIP NO.   140918 10 3               13G                 PAGE 5 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              New CapStar Group II, L.L.C.

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

      NUMBER OF         5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY              90,494
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
               6       SHARED VOTING POWER


               7       SOLE DISPOSITIVE POWER

                       90,494

               8       SHARED DISPOSITIVE POWER



   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        90,494


  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.07%

  12    TYPE OF REPORTING PERSON*

              OO

CUSIP NO.   140918 10 3               13G                 PAGE 6 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              CapStar GP Corp.

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                               (b) |X|

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

      NUMBER OF         5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY             5,975
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
              6       SHARED VOTING POWER


              7       SOLE DISPOSITIVE POWER

                      5,975

              8       SHARED DISPOSITIVE POWER



   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,975


  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.01%

  12    TYPE OF REPORTING PERSON*

              CO

CUSIP NO.   140918 10 3               13G                 PAGE 7 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Latham Hotels, Inc.

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

      NUMBER OF        5     SOLE VOTING POWER
       SHARES
    BENEFICIALLY             24,979
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
                6      SHARED VOTING POWER


                7      SOLE DISPOSITIVE POWER

                       24,979

                8      SHARED DISPOSITIVE POWER



   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        24,979


  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.2%

  12    TYPE OF REPORTING PERSON*

              CO

CUSIP NO.   140918 10 3               13G                 PAGE 8 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              CapStar Hotels, Inc.

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

      NUMBER OF         5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY             141,550
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH
               6       SHARED VOTING POWER


               7       SOLE DISPOSITIVE POWER

                       141,550

               8       SHARED DISPOSITIVE POWER



   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        141,550


  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.11%

  12    TYPE OF REPORTING PERSON*

              CO

CUSIP NO.   140918 10 3               13G                 PAGE 9 OF 14 PAGES
          ---------------


   1    NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Paul W. Whetsell

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |X|

   3    SEC USE ONLY

   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

      NUMBER OF         5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY             507,774
      OWNED BY
        EACH
      REPORTING
       PERSON
        WITH

              6       SHARED VOTING POWER
                      462,729


              7       SOLE DISPOSITIVE POWER
                      507,774


              8       SHARED DISPOSITIVE POWER
                      462,729

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        970,503  (See Exhibit A)




  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.6%


  12    TYPE OF REPORTING PERSON*

              IN

      ITEM 1

      (A)   NAME OF ISSUER

                  CapStar Hotel Company

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1010 Wisconsin Avenue, N.W.
                  Washington, D.C.  20007


ITEM 2

      (A)   NAME OF PERSONS FILING

                  CapStar Executive Investors I, L.L.C. CapStar Executive Investors II, L.L.C. New CapStar Group I, L.L.C. New CapStar Group II, L.L.C.
                  CapStar GP Corp.
                  Latham Hotels, Inc.
                  CapStar Hotels, Inc.
                  Paul W. Whetsell

      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  1010 Wisconsin Avenue, N.W.
                  Washington, D.C.  20007




      (C)   CITIZENSHIP

                  CapStar Executive Investors I, L.L.C. - Delaware CapStar Executive Investors II, L.L.C. - Delaware New CapStar Group I, L.L.C. - Delaware
                  New CapStar Group II, L.L.C. - Delaware
                  CapStar GP Corp. - Delaware
                  Latham Hotels, Inc. - Delaware
                  CapStar Hotels, Inc. - Delaware
                  Paul W. Whetsell - U.S.A.

      (D)   TITLE OF CLASS OF SECURITIES

                  Common Stock, $.01 par value

      (E)   CUSIP NUMBER

                  140918 10 3


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (A)   |_|   BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT

            (B)   |_|   BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

            (C)   |_|   INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE
                        ACT


                             Page 10 of 14 Pages

            (D)   |_|   INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                        INVESTMENT COMPANY ACT


            (E)   |_|   INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
                        INVESTMENT ADVISERS ACT OF 1940

            (F)   |_|   EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT
                        TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME
                        SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE
                        SS. 240.13D-1(B)(1)(II)(F)

            (G)   |_|   PARENT HOLDING COMPANY, IN ACCORDANCE WITH SS.
                        240.13D-1(B)(II)(G) (NOTE:  SEE ITEM 7)

            (H)   |_|   GROUP, IN ACCORDANCE WITH SS. 240.13D-1(B)(1)(II)(H)


ITEM 4      OWNERSHIP


            See responses to Items 5, 6, 7, 8, 9, and 11 of Cover Pages.


ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING |_|

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable


ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  CapStar Executive Investors I, L.L.C. (CO)
                  CapStar Executive Investors II, L.L.C. (CO)
                  New CapStar Group I, L.L.C. (CO)
                  New CapStar Group II, L.L.C. (CO)
                  CapStar GP Corp. (CO)
                  Latham Hotels, Inc. (CO)
                  CapStar Hotels, Inc. (CO)
                  Paul W. Whetsell (IN)



ITEM 9      NOTICE OF DISSOLUTION OF GROUP

               Not applicable


                             Page 11 of 14 Pages

                                   SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                             February 14, 1997
                        ---------------------------
                              Date


                        CapStar Executive Investors I, L.L.C.


                        By:  /s/ Paul W. Whetsell
                           -------------------------------------
                              Paul W. Whetsell
                              Managing Member



                        CapStar Executive Investors II, L.L.C.


                        By:  /s/ Paul W. Whetsell
                           -------------------------------------
                              Paul W. Whetsell
                              Managing Member



                        New CapStar Group I, L.L.C.


                        By:  /s/ Paul W. Whetsell
                           -------------------------------------
                              Paul W. Whetsell
                              Managing Member



                        New CapStar Group II, L.L.C.


                        By:  /s/ Paul W. Whetsell
                           -------------------------------------
                              Paul W. Whetsell
                              Managing Member



                        CapStar GP Corp.


                        By:  /s/ Paul W. Whetsell
                           -------------------------------------
                              Paul W. Whetsell
                              President




                             Page 12 of 14 Pages

                        Latham Hotels, Inc.


                        By:  /s/ Paul W. Whetsell
                           -------------------------------------
                              Paul W. Whetsell
                              President



                        CapStar Hotels, Inc.


                        By:  /s/ Paul W. Whetsell
                           -------------------------------------
                              Paul W. Whetsell
                              President






                          /s/ Paul W. Whetsell
                        ----------------------------------------
                              Paul W. Whetsell






                             Page 13 of 14 Pages

                                  EXHIBIT A



Shares Beneficially owned by Paul W. Whetsell
---------------------------------------------

Direct ownership                                  77,013 shares

As managing member:
      Capstar Executive Investors I, L.L.C.*      451,743
      Capstar Executive Investors II, L.L.C.*     10,986
      New Capstar Group I, L.L.C.                 167,763
      New Capstar Group II, L.L.C.                90,494

As owner of a controlling interest:
      CapStar GP Corp.                            5,975
      Latham Hotels, Inc.                         24,979
      CapStar Hotels, Inc.                        141,550
                                                  -------

                                         Total:   970,503



* Voting and dispositive power shared with certain individuals as co-managing members.

                             Page 14 of 14 Pages